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                                                                     Exhibit 1.4

TO THE SECRETARY OF
AMERICAN CENTURION LIFE ASSURANCE COMPANY

By Resolution received by the Secretary on December 1, 1995 the Board of Directors of American Centurion Life Assurance Company:

     RESOLVED, That ACL Variable Annuity Account 2, pursuant to the provisions of Section 4240 of the New York Insurance Law, established a separate account designated ACL Variable Annuity Account 2, to be used for the Corporation's Variable Annuity contracts; and

     RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future they determine to be appropriate; and

     RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As Executive Vice President - Annuities of American Centurion Life Assurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, an additional subaccount within the separate account that will invest in the following funds:

     RiverSource(SM) Variable Portfolio -Global Inflation Protected Securities Fund

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Centurion Life Assurance Company, the Unit Investment Trust comprised of ACL Variable Annuity Account 2 and consisting of 90 subaccounts is hereby reconstituted as ACL Variable Annuity Account 2 consisting of 91 subaccounts.

                                            Received by the Assistant Secretary:

/s/ Gumer C. Alvero                         /s/ Laura M. Imholte
--------------------------------            ------------------------------------
Gumer C. Alvero, Vice President             Laura M. Imholte
 - Annuities

Date:  April 24, 2006